Exhibit 5.2

+44 20 7418 1300 davispolk.com	Davis Polk & Wardwell London LLP The Whittington Building 4A Frederick’s Place London EC2R 8AB

16 September 2025

Royalty Pharma plc

The Pavilions

Bridgwater Road

Bristol

England

BS13 8AE

Dear Sir or Madam

US$600,000,000 4.450% Senior Notes due 2031, US$900,000,000 5.200% Senior Notes due 2035 and US$500,000,000 5.950% Senior Notes due 2055 to be issued by Royalty Pharma plc and guaranteed by Royalty Pharma Holdings Ltd

We have acted as advisers as to English law to Royalty Pharma plc (the “Issuer”), a public limited company organised under the laws of England and Wales, and Royalty Pharma Holdings Ltd (the “Guarantor”), a private limited company organised under the laws of England and Wales (the Issuer and the Guarantor, collectively, the “English Law Opinion Parties” and each an “English Law Opinion Party”) in connection with the issue by the Issuer of US$600,000,000 4.450% Senior Notes due 2031 (the “2031 Notes”), US$900,000,000 5.200% Senior Notes due 2035 (the “2035 Notes”) and US$500,000,000 5.950% Senior Notes due 2055 (the “2055 Notes”, and together with the 2031 Notes and the 2035 Notes, the “Notes”), each guaranteed by the Guarantor and Royalty Pharma Manager LLC (the “Guarantees”) (the offer or issue of the Notes being referred to in this opinion as the “Transaction”).

The Notes will be issued by the Issuer pursuant to a base indenture dated 2 September 2020 between Wilmington Trust, National Association as trustee, the Issuer and the Guarantor (as supplemented by the fourth supplemental indenture, dated as of 9 June 2025, between Wilmington Trust, National Association as trustee, the Issuer, the Guarantor and Royalty Pharma Manager LLC and including the Guarantees set forth therein, the “Base Indenture”) and a fifth supplemental indenture dated 16 September 2025 between Wilmington Trust, National Association as trustee, the Issuer, the Guarantor and Royalty Pharma Manager LLC (the “Supplemental Indenture”). The Issuer filed a registration statement on Form S-3 (File No. 333-279905) with the United States Securities and Exchange Commission (the “Commission”) on 3 June 2024, as amended by Post-Effective No. 1 thereto filed with the Commission on 2 September 2025 (the “Registration Statement”) for the purposes of registering, under the United States Securities Act of 1933, as amended (the “Securities Act”), inter alia, the Notes. For the purposes of this opinion, we have examined the documents listed in Schedule 1 to this opinion.

Capitalised terms used in this opinion shall, unless otherwise defined, have the meaning given to them in Schedule 1 to this opinion.

This opinion is confined to matters of English law as at the date of this opinion, and this opinion and any non-contractual obligations arising out of or in relation to it are governed by and shall be construed in accordance with English law. Accordingly, we express no opinion with regard to any system of law other than English law as currently applied by the English courts. To the extent that the laws of the State of New York or any other jurisdiction may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws.

Davis Polk & Wardwell London LLP is a limited liability partnership formed under the laws of the State of New York, USA and is authorised and regulated by the Solicitors Regulation Authority with registration number 566321.

Davis Polk includes Davis Polk & Wardwell LLP and its associated entities

Royalty Pharma plc

By accepting this opinion you irrevocably agree and accept that the courts of England shall have exclusive jurisdiction to hear and determine any dispute or claim arising out of or in connection with this opinion or its formation, including without limitation, (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion and (ii) any non-contractual obligations arising out of or in connection with this opinion.

We assume no obligation to notify you of any future changes in law, which may affect the opinions expressed herein, or otherwise to update this opinion in any respect.

Opinions

On the basis of our examination of the documents listed in Schedule 1 to this opinion and the other matters referred to above, and subject to the assumptions set out in Schedule 2 to this opinion, the qualifications set out in Schedule 3 to this opinion and any matters not disclosed to us, we are of the opinion that:

1.

Corporate existence. The Issuer is a company that has been duly incorporated in Great Britain and registered in England and Wales as a public company limited by shares and the Guarantor is a company that has been duly incorporated in Great Britain and registered in England and Wales as a private company limited by shares and the Company Searches and Central Registry Searches revealed no application, petition, order or resolution for the administration or winding up of the English Law Opinion Parties and no notice of appointment of, or intention to appoint, a receiver or administrator in respect of the English Law Opinion Parties.

2.

Corporate power. Each of the English Law Opinion Parties has the requisite corporate capacity to enter into the Opinion Documents and, in the case of the Issuer, to issue the Notes, and, in each case, to perform its obligations thereunder.

3.

Corporate action. All corporate action required to be taken by each of the English Law Opinion Parties to authorise the execution by it of the Opinion Documents and, in the case of the Issuer, to issue the Notes has been duly taken.

This opinion is addressed to you in relation to the Registration Statement filed under the Securities Act and may not be used or relied upon for any other purpose. We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Issuer on the date hereof in connection with the Notes and its incorporation by reference in the Registration Statement and further consent to the reference to Davis Polk & Wardwell London LLP under the caption “Legal Matters” in the Prospectus Supplement referred to below. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Davis Polk & Wardwell London LLP

Royalty Pharma plc

SCHEDULE 1

DOCUMENTS EXAMINED

For the purposes of this opinion, we have examined the following documents:

1.	a copy of the executed New York law governed Base Indenture;

2.	a copy of the executed New York law governed Supplemental Indenture;

3.	the form of the Notes (which may be in global or in definitive registered form) as set out in the Supplemental Indenture;

4.	a copy of the Registration Statement;

5.

a copy of the preliminary prospectus supplement dated 2 September 2025 and a copy of the final prospectus supplement dated 2 September 2025 filed with the SEC (the “Prospectus Supplement”), each relating to the Notes;

6.	a certificate from George Lloyd, in his capacity as Chief Legal Officer of the Issuer, dated 16 September 2025 (the “Issuer’s Certificate”) having attached to it, inter alia:

(a)	a copy of the certificate of incorporation and the certificate on re-registration as a public limited company in respect of the Issuer, each certified to be a true and correct copy;

(b)

a copy of the articles of association of the Issuer, certified to be a true and correct copy, as at: (i) the dates of the passing of the 2020 Issuer Board Resolutions and of the 2020 Issuer Committee Resolutions referred to below and (ii) the date of execution of the Base Indenture,

(c)

a copy of the articles of association of the Issuer, certified to be a true and correct copy, as at: (i) the dates of the passing of the 2025 Issuer Board Resolutions and of the 2025 Issuer Committee Resolutions referred to below, (ii) the date of execution of the Supplemental Indenture and (iii) the date hereof;

(d)

a copy of the written resolutions of the Board of Directors of the Issuer passed on 18 August 2020 (the “2020 Issuer Board Resolutions”) and 2 September 2025 (the “2025 Issuer Board Resolutions”) (such resolutions, together with the 2020 Issuer Board Resolutions, the “Issuer Board Resolutions”), each certified to be a true and correct copy;

(e)

a copy of the written resolutions of a committee appointed by the Board of Directors of the Issuer passed on 24 August 2020 and 1 September 2020 (together, the “2020 Issuer Committee Resolutions”), and 2 September 2025 and 16 September 2025 (together, the “2025 Issuer Committee Resolutions”) (such resolutions, together with the 2020 Issuer Committee Resolutions, the “Committee Resolutions”), each certified to be a true and correct copy; and

(f)	a list of persons duly authorised as signatories of the Issuer (who duly remain as authorised signatories of the Issuer); and

Royalty Pharma plc

7.	a certificate from George Lloyd, in his capacity as a director of the Guarantor, dated 16 September 2025 (the “Guarantor’s Certificate”) having attached to it, inter alia:

(a)	a copy of the certificate of incorporation as a private limited company in respect of the Guarantor, certified to be a true and correct copy;

(b)

a copy of the articles of association of the Guarantor, certified to be a true and correct copy, as at: (i) the dates of the passing of the 2020 Guarantor Board Resolutions referred to below and (ii) the date of execution of the Base Indenture;

(c)

a copy of the articles of association of the Guarantor, certified to be a true and correct copy, as at: (i) the dates of the passing of the 2025 Guarantor Board Resolutions referred to below; (ii) the date of execution of the Supplemental Indenture; and (iii) the date hereof;

(d)

a copy of the written resolutions of the Board of Directors of the Guarantor passed on 24 August 2020 and 1 September 2020 (the “2020 Guarantor Board Resolutions”), and 2 September 2025 and 16 September 2025 (the “2025 Guarantor Board Resolutions”) (such resolutions, together with the 2020 Guarantor Board Resolutions and the Issuer Board Resolutions, the “Board Resolutions”), each certified to be a true and correct copy; and

(e)	a list of persons duly authorised as signatories of the Guarantor (who duly remain as authorised signatories of the Guarantor).

The Base Indenture and the Supplemental Indenture are referred to in this opinion letter collectively as the “Opinion Documents” and each as an “Opinion Document”. The Opinion Documents and the Notes are together referred to in this opinion letter collectively as the “Issue Documents” and each as an “Issue Document”.

Except as stated above we have not examined any contracts, instruments or other documents entered into by any party to any of the Opinion Documents or any corporate records of any party to any of the Opinion Documents and have not made any other enquiries, other than the Company Searches and Central Registry Searches, concerning any of the Opinion Documents or the parties thereto.

Royalty Pharma plc

SCHEDULE 2

ASSUMPTIONS

For the purposes of this opinion, we have assumed:

1.	all documents submitted to us as originals are authentic and complete;

2.

all documents submitted to us as copies, whether in physical or electronic form, conform to authentic, complete originals and, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

3.

all signatures (whether in physical or electronic form), stamps and seals on all documents that we reviewed are genuine and the person who affixed any signature (whether in physical or electronic form), or authorised the attachment and release of such signature, to any document is the person whose signature it purports to be or a person who had the authority of the person whose signature it purports to be to do so;

4.	the capacity, power and authority to execute, deliver and perform each Issue Document by or on behalf of each of the parties (other than the English Law Opinion Parties) to such Issue Document;

5.

the Notes will be duly executed, authenticated and issued in accordance with the provisions of the Opinion Documents and the name of each holder of a Note will be correctly registered in the register maintained for that purpose;

6.

each of the Opinion Documents has been duly authorised, executed and delivered by each of the parties thereto in accordance with all applicable laws (other than, in the case of the English Law Opinion Parties, the laws of England);

7.	in relation to the English Law Opinion Parties:

(a)

each of the certificates of incorporation and the certificate on re-registration as a public limited company in the form referred to in paragraph 6(a) and 7(a) of Schedule 1 to this opinion are in force on the date hereof;

(b)

the articles of association of the English Law Opinion Parties, in the forms referred to in paragraph 6(b) and 7(b) of Schedule 1 to this opinion, were in force at the date and time of authorisation and execution of the Base Indenture;

(c)

the articles of association of the English Law Opinion Parties, in the forms referred to in paragraph 6(c) and 7(c) of Schedule 1 to this opinion, were in force at the date and time of authorisation and execution of the Supplemental Indenture and are in force on the date hereof;

(d)

each of the Board Resolutions and the Committee Resolutions in the form referred to in paragraphs 6(d), 6(e) and 7(d) of Schedule 1 to this opinion are complete and correct, and that, in each case, no amendment has been made thereto; and

Royalty Pharma plc

(e)

the Board Resolutions and the Committee Resolutions, in the form referred to in paragraph 6(d), 6(e) and 7(d) of Schedule 1 to this opinion, respectively, were properly passed as written resolutions in accordance with the articles of association of the relevant English Law Opinion Party, that all eligible directors of the relevant English Law Opinion Party (holding the necessary offices and being all the directors of the relevant English Law Opinion Party who would have been entitled to vote on the matter had it been proposed as a resolution at a directors’ meeting or a meeting of the relevant committee (but excluding any director whose vote is not to be counted in respect of the particular matter)) have signed one or more copies of such resolutions or otherwise indicated agreement in writing to such Board Resolutions and Committee Resolutions, that all relevant policies and procedures of each of the English Law Opinion Parties were complied with, including the terms of any delegation of authority to the committee of the Board of Directors of the Issuer, that all relevant provisions of the Companies Act 2006 and the articles of association of each of the English Law Opinion Parties were duly observed, and that such resolutions have not been amended, revoked or rescinded and are in full force and effect;

8.

each of the statements contained in the Issuer’s Certificate is true and correct as at the date thereof and as at the date hereof, and each of the statements contained in the Guarantor’s Certificate is true and correct as at the date thereof and as at the date hereof;

9.

the directors of each of the English Law Opinion Parties acted in good faith and in accordance with their duties under all applicable laws and the articles of association of that English Law Opinion Party in authorising execution of each of the Opinion Documents and the Notes;

10.

the execution and delivery of each of the Issue Documents by each English Law Opinion Party and the exercise of its rights and performance of its obligations under each of the Issue Documents benefited and will sufficiently benefit, and were and are in the interests of, each English Law Opinion Party;

11.

the information revealed by our search of the entries shown on an online search at Companies House in England and Wales on 1 September 2020 and 15 September 2025 with respect to each English Law Opinion Party (the “Company Searches”) was accurate and complete in all respects, and included all relevant information which should properly have been submitted to the Registrar of Companies and has not since the time of our search on 15 September 2025 been altered;

12.

the information revealed by the results of a telephone search with the Insolvency and Companies List (formerly known as the Companies Court) in London of the Central Registry of Winding Up Petitions on 1 September 2020 and 15 September 2025 with respect to each English Law Opinion Party (the “Central Registry Searches”) was accurate and complete in all respects, included all relevant information and has not since the time of our search on 15 September 2025 been altered;

13.	no foreign law which may apply with respect to any Issue Document or the transactions and matters contemplated thereby would be such as to affect any of the conclusions stated herein;

14.

all consents, licences, approvals, authorisations, registrations, notices or filings which were or are necessary under any applicable laws (other than, in the case of the English Law Opinion Parties, the laws of England) in order to permit the execution, delivery or performance of any Issue Document, or otherwise in connection therewith, have been made or obtained;

Royalty Pharma plc

15.	each Opinion Document was executed and delivered by each party thereto and none of the Opinion Documents is subject to any escrow or other similar arrangement;

16.

each of the Opinion Documents has been, and the Notes, when duly executed, authenticated and issued, will be, performed in accordance with its or their terms and none of them has been or will be amended or modified in any way, and there have been, are and will be no other arrangements nor any course of dealings which modify, supersede or otherwise affect any of the terms thereof, and there are no unknown facts or circumstances which are not apparent from the face of any Issue Document which may affect the conclusions in this opinion;

17.

none of the parties to any Opinion Document was or is restricted by contract or any other arrangement binding on it from entering into any of the Opinion Documents to which it is a party or the Transaction and that none of the parties to any of the Opinion Documents or the Notes has entered nor will enter into any documents other than those referred to in this opinion or any other arrangements which could affect the validity of this opinion;

18.

each of the Issue Documents has at all times reflected, reflects and will reflect the commercial intentions of the parties thereto and was entered into in good faith on arm’s length terms, that each party made its own independent decision to enter into each Issue Document to which it is a party and that, in respect of any party to any of the Issue Documents and its respective directors, employees, agents and advisers, there has been, is and will be no bad faith, fraud, coercion, duress or undue influence;

19.	all statements made as to matters of fact and all representations and warranties given by the respective parties in the documents that we have reviewed were and are true, accurate and complete;

20.

each person who is a party to any of the Opinion Documents or otherwise involved in the Transaction has complied with and will comply with all applicable provisions of Regulation (EU) No 596/2014 on market abuse as it forms part of the laws of the United Kingdom (“UK MAR”), the UK Prospectus Regulation, the FSMA and the Financial Services Act 2012, as amended (the “FSA”) and the Alternative Investment Fund Management Regulations (SI 2013/1773), as amended, (the “AIFM Regulations”) and any regulations made under any of UK MAR, the UK Prospectus Regulation, the FSMA, the FSA and the AIFM Regulations with respect to anything done or to be done by it in connection with any of the Issue Documents or the Transaction in, from, or otherwise involving the United Kingdom including, without limitation, Article 14 (prohibition of insider dealing etc.) and Article 15 (prohibition of market manipulation) of UK MAR, section 19 (the general prohibition) and section 21 (restrictions on financial promotion) of the FSMA and section 89 (misleading statements), section 90 (misleading impressions) and section 91 (misleading statements etc in relation to benchmarks) of the FSA and Article 59 (marketing under Article 42 of the Directive) of the AIFM Regulations;

21.

no Notes have been or will be offered in the United Kingdom to any “retail investor” within the meaning given to that term in Regulation (EU) No 1286/2014 on key information documents for packaged retail and insurance-based investment products (PRIIPS) as it forms part of the laws of the United Kingdom; and

Royalty Pharma plc

22.

each person who is a party to any of the Issue Documents or is otherwise involved in the Transaction has complied and will continue to comply with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations and that the performance and enforcement of each Issue Document is consistent therewith.

Royalty Pharma plc

SCHEDULE 3

QUALIFICATIONS

Our opinion is subject to the following qualifications:

1.

the Company Searches are not capable of revealing conclusively whether or not, inter alia, (i) a winding-up order has been made or a resolution passed for the winding up of a company; or (ii) an administration order has been made; or (iii) a receiver, administrative receiver, administrator, liquidator or monitor has been appointed; or (iv) a court order has been made under the Cross-Border Insolvency Regulations 2006, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the electronic records of the relevant company immediately. In addition, the Company Searches are not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 or an application for a moratorium (or an extension to an existing moratorium) has been filed with the court;

2.

the Central Registry Searches relate only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court; (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order; and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. They are not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted;

3.

except as expressly set out in our opinion above, we express no opinion in respect of the tax treatment of, or the transactions contemplated by, any of the Issue Documents or the offer or issue of the Notes, any other documentation entered into in connection therewith or in connection with the Transaction or any other legal issue including (without limitation) whether any of the Issue Documents or any such other documentation is effective for any commercial, accounting, tax or legal objectives or purposes of the parties thereto or any other person. We express no opinion on the applicability of Schedule 17 to the Finance Act 2009. We also express no opinion as to matters of fact;

4.

we have not been responsible for verifying whether any statement of fact (including foreign law), opinion or intention in any documents referred to in this opinion, in any related documents or otherwise in connection with the Transaction is accurate, complete or reasonable or that no material facts have been omitted therefrom. We express no opinion as to whether the Registration Statement or Prospectus Supplement contained or contains all information it is or was required to contain;

5.	we express no opinion on any aspect of United Kingdom taxation;

6.

this opinion is subject to all applicable laws relating to bankruptcy, insolvency, liquidation, administration, voluntary arrangement, scheme of arrangement, moratorium, reorganisation, rescheduling, fraudulent transfer, preference, transactions at undervalue or other laws of general application relating to or affecting the rights of creditors; and

Royalty Pharma plc

7.

legislation, treasury rules and other laws and regulations in England and Wales restrict or prohibit payments, transactions and dealings with assets and individuals or entities having a proscribed connection with certain countries or subject to international sanctions or associated with terrorism.